As filed with the Securities and Exchange Commission on June 22, 2021

Registration Nos. 333-149662, 333-159592,
333-171244, 333-176174, 333-184181,

333-196646, 333-211940

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-149662

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-159592

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-171244

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-176174

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-184181

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-196646

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-211940

UNDER THE SECURITIES ACT OF 1933

RESHAPE WEIGHTLOSS INC.

(Exact name of registrant as specified in its charter)

Delaware	48-1293684
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Calle Amanecer
San Clemente, CA, 92673

(Address of Principal Executive Offices) (Zip code)

2003 STOCK INCENTIVE PLAN

AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN

INDIVIDUAL STOCK OPTION AGREEMENT

(Full title of the plan)

Barton P. Bandy

President and Chief Executive Officer

ReShape Weightloss Inc.

1001 Calle Amanecer
San Clemente, CA, 92673

(Name and address of agent for service)

(949) 429-6680

(Telephone number, including area code, of agent for service)

Copies requested to:

Brett R. Hanson

Fox Rothschild LLP

222 South Ninth Street, Suite 2000

Minneapolis, Minnesota 55402

(612) 607-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments, filed by ReShape Weightloss Inc. (formerly named ReShape Lifesciences Inc.), a Delaware corporation (the “Registrant”), deregister any and all securities registered under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•                  The Registration Statement on Form S-8 (File No. 333-149662), pertaining to the ReShape Lifesciences Inc. (formerly named Enteromedics Inc.) 2003 Stock Incentive Plan, which was filed with the Commission on March 12, 2008;

•                  The Registration Statement on Form S-8 (File No. 333-159592), pertaining to the ReShape Lifesciences Inc. 2003 Stock Incentive Plan, which was filed with the Commission on May 29, 2009;

•                  The Registration Statement on Form S-8 (File No. 333-171244), pertaining to the ReShape Lifesciences Inc. 2003 Stock Incentive Plan, which was filed with the Commission on December 17, 2010;

•                  The Registration Statement on Form S-8 (File No. 333-176174), pertaining to the ReShape Lifesciences Inc. 2003 Stock Incentive Plan, which was filed with the Commission on August 9, 2011;

•                  The Registration Statement on Form S-8 (File No. 333-184181), pertaining to the ReShape Lifesciences Inc. Amended and Restated 2003 Stock Incentive Plan, which was filed with the Commission on September 28, 2012;

•                  The Registration Statement on Form S-8 (File No. 333-196646), pertaining to the ReShape Lifesciences Inc. Amended and Restated 2003 Stock Incentive Plan, which was filed with the Commission on June 10, 2014; and

•                  The Registration Statement on Form S-8 (File No. 333-211940), pertaining to the Individual Stock Option Agreement, which was filed with the Commission on June 9, 2016.

Pursuant to an Agreement and Plan of Merger, dated January 19, 2021, among the Registrant, Obalon Therapeutics, Inc. (“Obalon”) and Optimus Merger Sub, Inc., a wholly-owned subsidiary of Obalon (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant becoming a wholly-owned subsidiary of Obalon (the “Merger”). As a result of the Merger, Obalon was renamed ReShape Lifesciences Inc., with the surviving subsidiary to be named ReShape Weightloss Inc. The Merger became effective on June 15, 2021.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Securities registered but not sold under the Registration Statements.

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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on June 22, 2021.

RESHAPE WEIGHTLOSS INC.
(Registrant)

By:	/s/ Barton P. Bandy
Name: Barton P. Bandy
Title: President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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